Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-50288 and 333-89570) of Computer Access Technology Corporation of our reports dated January 27, 2004 relating to the financial statements and financial statement schedule, which appear in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 2, 2004